EXHIBIT 15.1

The Board of Directors and Stockholders

FedEx Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-95720, 33-20138, 33-38041, 33-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-55266, 333-100572, 333-111399, Form S-3 No. 333-86342 and Form S-4 No. 333-116772) of FedEx Corporation and in the related Prospectuses, of our report dated September 21, 2004, relating to the unaudited condensed consolidated financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended August 31, 2004.

/s/ Ernst & Young LLP

Memphis, Tennessee
September 24, 2004